Exhibit 99.2

DFC GLOBAL CORP.

Corporate Governance Policy:    Clawback Policy

(a) If the Board of Directors of the Company, upon the recommendation of the Human Resources and Compensation Committee of the Board, determines that any executive officer’s intentional misconduct or gross negligence was a contributing factor to the Company having to restate any of its financial statements filed with the SEC (a “Restatement”), the Board will, subject to any leniency based on paragraph (b) below, seek to recover or require reimbursement of incentive performance and equity awards made to that executive officer of the Corporation on or after July 1, 2013 to the extent that:

(1) the executive officer’s intentional misconduct or gross negligence was a contributing factor in the Restatement;

(2) the amount of the incentive performance or equity award or the amount of the vesting, settlement or payment of the incentive performance or equity award was predicated upon achieving certain financial results that were subsequently the subject of the Restatement; and

(3) the amount of the incentive performance or equity award or the amount of the vesting, settlement or payment of the incentive payment or equity award would have been less based upon the Restatement.

In order to carry out the recovery described in the preceding sentence, the Company will recalculate, based on the Restatement, all incentive compensation paid or credited for the restated period to any current or former executive officer described in clause (1) of the preceding sentence. To the extent the recalculated incentive compensation is less than the incentive compensation actually paid or credited to the executive officer for the restated period, the excess amount will be required to be forfeited or returned to the Company. In addition, the executive officer will be required to repay to the Company (i) any cash dividends or dividend equivalents paid with respect to any equity award required to be recovered under the preceding sentence, and (ii) any profits realized from the sale or other disposition of any equity award required to be recovered under the preceding sentence.

(b) In determining whether to, and the extent to which the Company shall, require the recovery and reimbursement provided for in paragraph (a) above, the Board shall take into account such considerations as it deems appropriate, including, but not limited to, (i) whether the assertion of a claim may violate applicable law or prejudice the interests of the Company (including, but not limited to, any prejudice to the interests of the Company in any proceeding or investigation), (ii) whether other penalties or punishments are being imposed on the Grantee, including by third parties such as regulators or other authorities, (iii) the nature of the events that led to the Restatement, and (iv) the conduct of the Grantee in connection with the events that led to the Restatement.

(c) This policy applies to annual management incentive compensation (or bonus) awards, long-term incentive performance awards, stock options, stock appreciation rights, restricted stock awards and restricted stock units awards from and after July 1, 2013. Provisions authorizing the recovery of awards will be incorporated into award agreements made pursuant to the Corporation’s Amended and Restated 2007 Equity Incentive Plan from and after July 1, 2013 and subsequent equity incentive plans adopted by the Corporation, if any. Recovery or reimbursement required to be obtained from an executive officer under this policy may include recoupment of money or shares, immediate forfeiture of unvested awards, and cancellation of outstanding vested awards. For purposes of this policy, the term “executive officer” means any officer who has been designated an executive officer by the Board.

(d) Interpretation of this Policy; Determination by the Board. The Board currently intends that this Policy will remain operative pending the adoption and effectiveness of the final rules or regulations to be issued by the Securities and Exchange Commission or The Nasdaq Stock Market in order to implement the requirements of Section 10D of the Securities Exchange Act of 1934, as added by Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act. The Board may at any time in its sole discretion supplement or amend any provision of this Policy in any respect, repeal this Policy in whole or in part, or adopt a new policy relating to the recovery of incentive-based compensation with such terms as the Board determines in its sole discretion to be appropriate . The Board has the exclusive power and authority to administer this Policy, including, without limitation, the right and power to interpret the provisions of this Policy and to make all determinations deemed necessary or advisable for the administration of this Policy. The power and authority of the Board under this Policy may be delegated by the Board to the Human Resources and Compensation Committee or to any other Board Committee. All such actions, interpretations and determinations taken or made by the Board (or any such Committee) in good faith will be final, conclusive and binding. There shall be no duplication of recovery under this Policy and any of 15 U.S.C. Section 7243 (Section 304 of the Sarbanes-Oxley Act of 2002) and Section 10D of the Securities Exchange Act of 1934.

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